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Michael W. McCarthy
mmccarthy@ambientcorp.com
(617) 614-6906

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Exhibit 99.1

Ambient Corporation Reports Record 2011 Revenue of $62.3 Million
First Full Year of Profitability

Newton, Mass., February 16, 2012 – Ambient Corporation (NASDAQ: AMBT), a leading provider of smart grid communications platforms and applications, announced today its financial results for the year ended December 31, 2011.

Financial highlights for the year ending December 31, 2011 included:

●	Total revenue of $62.3 million, representing a 206% increase from approximately $20.4 million for 2010
●	Gross margins of 43% in 2011 compared to 41% for 2010
●
Net income of approximately $4.8 million, or $0.28 per share on a fully diluted basis, which included the impact of one-time stock-based compensation charges of $3.0 million recorded in the fourth quarter; and

●	Increased cash and cash equivalents to $18.0 million at the end of 2011 from $7.0 million in the prior year

“Ambient experienced tremendous growth and achieved many operational milestones in 2011.  At the end of the year, we had over 75,000 communications nodes deployed in the field communicating with over 700,000 end devices. We have also invested significantly in people. These strategic additions to our staff are aimed at further developing and marketing our communications platform. On the foundation of a strong balance sheet, driven by field-proven technology embraced by a marquee utility, and supported by increased investment in key personnel, we believe we are well positioned to execute on a primary objective for 2012 – the diversification of our customer base,” stated John J. Joyce, President & CEO.

Mr. Joyce continued, “Interest in the Ambient Smart Grid® communications platform continues to grow, and we are actively cultivating projects with several potential customers.  We look forward to pursuing these and other opportunities throughout 2012.”

Summary Financial Performance

Total revenue for 2011 was $62.3 million, representing a 206% increase from approximately $20.4 million for 2010. Revenues grew year-over-year as a result of the substantial increase in sales volume.

Gross margin for 2011 increased slightly to approximately 43% compared to approximately 41% for 2010. The increase in the gross margin for 2011 compared with 2010 was due to lower manufacturing costs resulting from increased volumes at our contract manufacturer and increased efforts in overall cost reduction programs.

Research and development expenses were approximately $12.2 million for 2011 compared to approximately $6.3 million in 2010. The increase in research and development during 2011 was primarily due to increased personnel and consultant expenses required for the continued development of our communications nodes, enhancements of our AmbientNMS®, and other product development efforts. In addition, included in research and development expenses in 2011 was approximately $521,000 of stock-based compensation expense relating to immediately vesting stock options granted to certain employees during the fourth quarter of 2011.

Selling, general and administrative expenses for 2011 were approximately $9.6 million compared to $5.2 million for 2010. The increase in selling, general and administrative expenses for 2011 compared with 2010 was due to an increase in personnel and related costs, increased efforts to market and commercialize our communications platform and increased costs associated with additional administrative personnel. In addition, included in selling, general and administrative expenses in 2011 is approximately $2.0 million of stock-based compensation expense relating to immediately vesting stock options granted to certain employees and the Board of Directors during the fourth quarter of 2011.

Net income for 2011 was $4.8 million, or $0.28 per share on a fully diluted basis, compared to a net loss of approximately $3.2 million, or $0.21 per share for 2010.

Cash provided by operating activities for 2011 was approximately $12.1 million, compared to net cash used in operations of approximately $1.6 million for 2010. As of December 31, 2011, the Company’s cash and cash equivalents were approximately $18.0 million.

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About Ambient Corporation
Ambient designs, develops and sells the Ambient Smart Grid® communications platform. The Ambient Smart Grid products and services include communications nodes; a network management system, AmbientNMS®; integrated applications; and maintenance and consulting services.  Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for their smart grid initiatives. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

Except for historical information, this press release contains statements that may be deemed to be “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the diversification of our customer base, further development and marketing of our communications platform and cultivating projects with potential customers. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, the potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately, our ability to retain and attract additional customers, particularly in light of our current dependence on a single customer for all of our revenue, our expectations regarding our expenses and revenue, anticipated trends and challenges in our business and the markets in which we operate, including the market for smart grid technologies, our expectations regarding competition as more and larger companies enter our markets and as existing competitors improve or expand their product offerings, our plans for future products and enhancements of existing products, our anticipated cash needs and our estimates regarding our capital requirements, and our anticipated growth strategies changes in technology, legislative or regulatory changes. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission.

Ambient, Ambient Smart Grid, Communications for a Smarter Grid and AmbientNMS are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.

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AMBIENT CORPORATION
BALANCE SHEETS
(in thousands, except share data)

	As of December 31,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$6,987	$17,965
Accounts receivable	1,731	284
Inventory	834	1,460
Prepaid expenses and other current assets	276	527
Total current assets	9,828	20,236

Property and equipment, net	745	1,249
Deferred finance charges	-	389

Total assets	$10,573	$21,874

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,608	$3,920
Accrued expenses and other current liabilities (including related party interest of $244 and $0, respectively)	633	714
Deferred revenue	-	119
Accrued warranty	-	115
Income taxes payable	-	41
Capital lease obligation	10	-
Total current liabilities	4,251	4,909
Non-current liabilities
Deferred rent	186	99

Total liabilities	4,437	5,008

Commitments

Stockholders' Equity:
Common stock, $0.001 par value;
20,000,000 and 100,000,000 shares authorized;
16,493,764 and 16,567,384 shares issued; and
16,483,764 and 16,557,384 shares outstanding, respectively	16	17
Additional paid-in capital	149,748	155,707
Accumulated deficit	(143,428)	(138,658)
Less: treasury stock; 10,000 shares at cost	(200)	(200)
Total stockholders' equity	6,136	16,866

Total liabilities and stockholders' equity	$10,573	$21,874

AMBIENT CORPORATION
STATEMENT OF OPERATIONS
(in thousands, except per share data)

	For the Years Ended December 31,
	2009	2010	2011

Total revenue	$2,193	$20,358	$62,306
Cost of goods sold	1,836	12,023	35,490
Gross profit	357	8,335	26,816

Operating expenses:
Research and development expenses	4,946	6,314	12,223
Selling, general and administrative expenses	4,662	5,239	9,638
Total operating expenses	9,608	11,553	21,861

Operating (loss) income	(9,251)	(3,218)	4,955

Interest income (expense), net	(4,963)	(214)	19
Other (expense) income, net	(32)	246	-
Total other income	(4,995)	32	19

(Loss) income before taxes	(14,246)	(3,186)	4,974

Provision for income taxes	-	-	204

Net (loss) income	$(14,246)	$(3,186)	$4,770

Net (loss) income per share (basic)	$(1.81)	$(0.21)	$0.29
Net (loss) income per share (diluted)	$(1.81)	$(0.21)	$0.28

Weighted average shares used in computing basic net (loss) income per share	7,891	15,385	16,515
Weighted average shares used in computing diluted net (loss) income per share	7,891	15,385	16,905